FOR IMMEDIATE RELEASE

CIC COMPLETES LOAN FINANCING

REDWOOD SHORES, CA, December 1, 2015 – Communication Intelligence Corporation ("CIC") (OTCQB: CICI), a leading supplier of electronic signature and other software solutions enabling secure and cost-effective management of document-based digital transactions, today announced that it had closed a new round of funding in a private placement.

"This additional injection of capital shows investors' ongoing commitment to CIC and their optimistic view that the company will be able to successfully execute its business plan," said Philip Sassower, co-chairman and CEO for CIC. "One of our broader strategic objectives is to improve CIC's ability to raise capital with which to grow our business. This is especially important given the strengthening of the electronic signature and digital transaction management sector, and the progress being made by CIC in a number of important initiatives, including our relationship with Cegedim SA in Europe."

In the transaction, which closed on November 25, 2015, CIC issued unsecured convertible promissory notes in the aggregate principal amount of $1 million.

Additional information on this funding round is available in CIC's Current Report on Form 8‐K that will be filed today with Securities and Exchange Commission, and will be made available at www.sec.gov.

This press release does not constitute an offer to sell any securities or a solicitation of an offer to purchase any securities.

ABOUT CIC
CIC is a leading provider of digital transaction management (DTM) software enabling fully digital (paperless) business processes. CIC's solutions encompass a wide array of functionality and services, including electronic signatures, biometric authentication and simple-to-complex workflow management. These solutions are available across virtually all enterprise, desktop and mobile environments as a seamlessly integrated platform for both ad-hoc and fully automated transactions. CIC's platform can be deployed both on-premise and as a cloud-based service, with the ability to easily transition between deployment models. CIC is headquartered in Silicon Valley. For more information, please visit our website at www.cic.com. CIC's logo is a trademark of CIC.

FORWARD LOOKING STATEMENTS
Certain statements contained in this press release, including without limitation, statements containing the words "believes", "anticipates", "hopes", "intends", "expects", and other words of similar import, constitute "forward looking" statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations.  Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products containing the Company's technology; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect customer purchases of the Company's solutions; (3) the Company's inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

Contact Information:

CIC
Investor Relations and Media Inquiries:
Andrea Goren
+1.650.802.7723
agoren@cic.com